FOR IMMEDIATE RELEASE

CONTACTS:

Rick Filippelli, President and CEO TeamStaff, Inc. 1 Executive Drive Somerset, NJ 08873 866-352-5304	Donald C. Weinberger/Alisa Steinberg (media) Wolfe Axelrod Weinberger Associates, LLC 212-370-4500 don@wolfeaxelrod.com alisa@wolfeaxelrod.com

TeamStaff Reports First Quarter Net Income

and $0.7 Million Income Improvement From Continuing Operations

Over Prior Year

Somerset, New Jersey – February 14, 2008 - TeamStaff, Inc. (NASDAQ: TSTF) a national provider of healthcare and administrative staffing services, today announced its financial results for the first quarter ended December 31, 2007.

Income from operations for the three months ended December 31, 2007 was $0.1 million as compared to a loss of $0.8 million in the comparable quarter last year. Income from continuing operations was $0.04 million or $0.00 per share compared to a loss of $0.7 million or ($0.04) per share in the comparable quarter last year. It is the first time the Company has shown income from continuing operations since the first quarter of fiscal 2003. TeamStaff’s revenues from continuing operations for the three months ended December 31, 2007 were $15.5 million as compared to $16.7 million in the comparable quarter last year.

Commenting on the Company’s initiatives and performance, TeamStaff’s President and CEO, Rick J. Filippelli, stated, “We continue to execute on our plan as evidenced by a $0.7 million income improvement in continuing operations from a year ago and the posting of net income in the first quarter. This was achieved despite the seasonal downturn we experience when many travelers choose not to take assignments between Thanksgiving and the New Year. The Company continues to increase its gross margins by a balance of price increases and prudent expense management. Additionally, SG&A costs decreased 22% from the comparable quarter in fiscal 2007 despite a 38% increase in sales and marketing expenses.” Mr. Filippelli continued, “Recently, the Company redesigned its traveler, government and corporate websites. TeamStaff also renamed its government staffing subsidiary formerly known as RS Staffing Services, Inc. to TeamStaff Government Solutions. The name change will more accurately reflect the Company’s expanding government staffing service capabilities as well as brand its affiliation as a TeamStaff company. TeamStaff Government Solutions recently hired Jeff Davis as Director of Operations. Mr. Davis is a retired logistics and operations Officer for the US Navy whose experience will be valuable to TeamStaff Government Solutions as the Company looks to expand on providing logistical support positions for Department of Defense contracts. Additionally, the sale of the Nursing Innovations per diem business to Temps, Inc. for approximately $450,000 provides the Company with some additional liquidity in funding our growth initiatives. We expect fiscal 2008 to be a profitable year for TeamStaff.”

TeamStaff’s gross profit was $2.8 million, or 18.0% of revenues, in the first quarter of fiscal 2008 as compared to $2.5 million, or 15.2% of revenues, in the first quarter of fiscal 2007. The improvement in gross profit is a direct result of improved pricing and direct cost control initiatives.

SG&A expenses were $2.6 million in the first quarter of fiscal 2008 compared to $3.3 million in the comparable quarter last year. As previously stated, SG&A expenses decreased by approximately 22% despite an increase in new business expense of approximately 38%.

Other expense, net was $0.09 million as compared to other income, net of $0.02 million for the three months ended December 31, 2007 and 2006, respectively. The increase in other expense is due to approximately $0.1 million of legal fees resulting from our cooperation with a government investigation related to pre-acquisition activity in our subsidiary formerly known as RS Staffing Services, Inc.

Cash and cash equivalents were $0.5 million at December 31, 2007. Availability at December 31, 2007 under the Company’s revolving credit facility was approximately $4.7 million. The Company believes that, along with its cash on hand, the availability under the existing revolving line of credit, and extended or successor facilities, will provide sufficient liquidity over the next twelve months.

About TeamStaff, Inc.

Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of medical and administrative staffing through its two subsidiaries, TeamStaff Rx and TeamStaff GS. TeamStaff Rx is a leading provider of travel nursing and travel allied healthcare professionals. TeamStaff Rx operates throughout the U.S. and specializes in the supply of travel allied medical employees and travel nurses typically placed on 13 week assignments. TeamStaff GS specializes in providing medical, logistics and office administration/technical professionals through nationwide Federal Supply Schedule contracts with both the United States General Services Administration and the United States Department of Veterans Affairs. For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains “forward-looking statements” as defined by the Federal Securities Laws. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to continue to recruit qualified temporary and permanent healthcare professionals and administrative staff at reasonable costs; our ability to retain qualified temporary healthcare professionals and administrative staff for multiple assignments at reasonable costs; our ability to attract and retain sales and operational personnel; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups and the United States government on terms attractive to us and to secure orders related to those contracts; our ability to demonstrate the value of our services to our healthcare and other facility clients; changes in the timing of hospital, healthcare facility clients’, physician practice groups’ and U.S. Government orders for and our placement of temporary and permanent healthcare professionals and administrative staff; our ability to successfully bid on government contract opportunities, to win the bids and then to fully implement the contracts once awarded; the process of government contracting in general including, but not limited to, the protest process, and the on-time commencement of government contracts awarded; the general level of patient occupancy at our hospital, healthcare facility clients’ and physician practice groups’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of our hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which we place temporary and permanent healthcare professionals; our ability to successfully implement our strategic growth, acquisition and integration strategies; our ability to successfully integrate completed acquisitions into our current operations; our ability to manage growth effectively; our ability to leverage our cost structure; the performance of our management information and communication systems; the effect of existing or future government legislation and regulation; our ability to grow and operate our business in compliance with these legislation and regulations; the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack; our ability to carry out our business strategy; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; the effect of recognition by us of an impairment to goodwill; the effect of adjustments by us to accruals for self-insured retentions and other one-time events and other important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. These factors are described in further detail in TeamStaff’s filings with the U.S. Securities and Exchange Commission. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding TeamStaff, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

(financial tables follow)

TEAMSTAFF, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(Unaudited)

	For the Three Months Ended
	December 31, 2007	December 31, 2006
REVENUES	$15,459	$16,720
DIRECT EXPENSES	12,684	14,181
Gross profit	2,775	2,539
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,557	3,258
DEPRECIATION AND AMORTIZATION	89	91
Income (loss) from operations	129	(810)
OTHER INCOME (EXPENSE)
Interest income	9	23
Interest expense	(36)	(57)
Other income	35	51
Legal expense related to pre-acquisition activity of acquired company	(101)	—
	(93)	17
Income (loss) from continuing operations before tax	36	(793)
INCOME TAX BENEFIT	—	95
Income (loss) from continuing operations	36	(698)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS:
(Loss) income from operations, net of tax benefit of $0 and $14 for the quarters ended December 31, 2007 and 2006, respectively	(1)	108
Income from disposal, net of tax expense of $48 for the quarter ended December 31, 2006	—	77
(Loss) income from discontinued operations	(1)	185
Net income (loss)	35	(513)
EARNINGS (LOSS) PER SHARE - BASIC & DILUTED
Income (loss) from continuing operations	$0.00	$(0.04)
Income from discontinued operations	0.00	0.01
Net earnings (loss) per share	$0.00	$(0.03)
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	19,439	19,254
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	19,525	19,254

TEAMSTAFF, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

ASSETS	December 31, 2007	September 30, 2007
	Unaudited
CURRENT ASSETS:
Cash and cash equivalents	$535	$592
Accounts receivable, net of allowance for doubtful accounts of $24 and $17 as of December 31, 2007 and September 30, 2007, respectively	7,064	8,279
Prepaid workers’ compensation	479	468
Assets held for sale	470	490
Other current assets	607	642
Total current assets	9,155	10,471
EQUIPMENT AND IMPROVEMENTS:
Furniture and equipment	3,276	3,276
Computer equipment	564	561
Computer software	1,070	995
Leasehold improvements	41	41
	4,951	4,873
Less accumulated depreciation and amortization	(4,208)	(4,132)
Equipment and improvements, net	743	741
TRADENAME	4,569	4,569
GOODWILL	10,305	10,305
OTHER ASSETS	74	82
TOTAL ASSETS	$24,846	$26,168

TEAMSTAFF, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS EXCEPT PAR VALUE OF SHARES)

LIABILITIES AND SHAREHOLDERS’ EQUITY	December 31, 2007	September 30, 2007
	Unaudited
CURRENT LIABILITIES:
Bank line of credit	$7	$—
Notes payable	1,500	1,500
Current portion of captial lease obligations	66	63
Accrued payroll	1,664	1,581
Accrued pension liability	141	280
Accounts payable	3,220	3,727
Accrued expenses and other current liabilities	966	1,756
Liabilities from discontinued operations	233	263
Total current liabilities	7,797	9,170
CAPITAL LEASE OBLIGATIONS, net of current portion	181	183
ACCRUED PENSION LIABILITY, net of current portion	67	66
OTHER LONG TERM LIABILITY, net of current portion	144	155
Total liabilities	8,189	9,574
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, $.10 par value; authorized 5,000 shares; none issued and outstanding	—	—
Common Stock, $.001 par value; authorized 40,000 shares; issued 19,410 and 19,290 at December 31, 2007 and September 30, 2007, respectively; outstanding 19,403 and 19,283 at December 31, 2007 and September 30, 2007, respectively	19	19
Additional paid-in capital	68,725	68,712
Accumulated deficit	(52,045)	(52,080)
Accumulated comprehensive loss	(18)	(33)
Treasury stock, 7 shares at cost at December 31, 2007 and September 30, 2007	(24)	(24)
Total shareholders’ equity	16,657	16,594
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,846	$26,168